Exhibit 10.67

Summary

Growth Capital Loan

Commitment	$25 million

Availability	Until December 31, 2013, subject to an IPO of at least $70 million in net proceeds and subject to Sarnia I being fully-funded in Lender’s sole discretion

	Option A	Option B

Term (from closing)	24 months	36 months

Interest-Only Period (from closing)	6 months, extended to 12 months upon beginning of Mitsui contributions

Amortization (equal payments of principal and interest)	18 months; 12 months if IO extension	30 months; 24 months if IO extension

Interest Rate(1)	9.75%	10.0%

End of Term Charge (based on Commitment)	7.5%	11.5%

Facility Charge	1%	2.5%

Warrant Coverage	None

1)	Floating and based on WSJ Prime Rate.

The information contained herein is confidential and may not be released by you or your representative in written or verbal form without the prior written consent of the Lender.

BioAmber Financing Proposal

Lender:	Hercules Technology Growth Capital, Inc., its affiliates, and assignees (“HTGC” or “Lender”).

Borrower:	BioAmber, Inc. and its subsidiaries (“BioAmber” or “Borrower”).

Loan Closing Date:	Best efforts to close within 4 weeks of signing this proposal.

Use of Proceeds:	General corporate purposes.

Mandatory Draws:	Subject to availability, $5 million drawn at closing and at least an additional $15 million by end of availability period.

Collateral:	First perfected security interest in all of Borrower’s assets, including intellectual property.

Cash Accounts:	Borrower may maintain all depository accounts at a bank of its choice.

Financial Covenants:	Borrower to maintain at least $10 million in unrestricted cash and limit capital expenditures to Sarnia I until it raises enough capital to fully-fund Sarnia II.

Other Covenant:	Sarnia I is mechanically complete by December 31, 2014.

Prepayment Penalty:	3.0% of the prepaid principal if prepaid during the first 12 months of the Term; 2.0% of the prepaid principal if prepaid during the second 12 months of the Term; and 1.0% of the prepaid principal if prepaid during the balance of the Term.

Facility Charge:	At closing, Borrower will pay a Facility Charge equal to the percentages of the Commitment listed in the table above.

End of Term Charge:	Upon termination of the Loan or at the end of the Term, Borrower will pay an End of Term Charge equal to the percentages of the Commitment listed in the table above.

Reporting Requirements:	Borrower will provide to Lender monthly and quarterly financial statements, audited annual financial statements, and copies of all materials relevant to Lender that are provided to the Board of Directors.

Expenses:	Upon closing of the loan, Borrower shall agree to pay the invoiced expenses, including UCC searches, filing costs, other miscellaneous expenses, and reasonable charges of outside counsel to the Lender necessary to finalize the loan.

Commitment Charge:	A Commitment Charge of $75,000 is required in order for Lender to commence the due diligence process. In the event that the transaction is not approved by Lender’s investment committee, the Commitment Charge shall be returned in its entirety to Borrower. In the event of approval, the Commitment Charge will be applied in its entirety towards Lender’s non-legal transaction costs and due diligence expenses.

In consideration of the time, cost and expense devoted, and to be devoted, by the Lender in connection with the transaction contemplated by this proposal, Borrower agrees that in the event it determines, for any reason, not to close the proposed transaction before it is approved by Lender’s investment committee, Borrower shall pay Lender the Expenses and the Commitment Charge. Borrower also agrees that in the event it determines, for any reason, not to close the proposed transaction after it is approved by Lender’s investment committee, Borrower shall pay Lender the Commitment Charge, Expenses, and 50% of the Facility Charge.

The information contained herein is confidential and may not be released by you or your representative in written or verbal form without the prior written consent of the Lender.

BioAmber Financing Proposal

Borrower also agrees that until two months from the signing of this proposal (the “Exclusivity Period”), it will not (a) solicit or entertain any proposal, (b) negotiate with any other person, or (c) provide any information with respect to Borrower to any person who might be expected to propose alternate debt financing, or Borrower shall pay Lender the Facility Charge, the Commitment Charge, and all its Expenses.

The proposed terms and conditions are provided for discussion purposes only and do not represent an agreement or commitment to lend, provided however the terms entitled and associated with Expenses, Commitment Charge, Facility Charge and Exclusivity Period shall be binding obligations of the parties hereto. The actual terms and conditions upon which the Lender may agree to extend credit to the Borrower are subject to satisfactory completion of due diligence, internal credit approvals, satisfactory review of documentation and such other terms and conditions as may be determined by Lender and which would be contained in definitive legal documents for the loan contemplated hereby.

If the basic terms are acceptable, please so indicate by faxing or emailing an executed copy of this letter to Lender’s address below, together with a check or wire for the Commitment Charge, no later than 8:00 p.m. May 6, 2013 or this proposal will expire.

Checks should be sent to:

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Attn: Accounting Department

Fax No:

Wire transfers should be sent to:

Hercules Technology Growth Capital, Inc.

c/o Wells Fargo Bank, NA

Acct.#

ABA#

The information contained herein is confidential and may not be released by you or your representative in written or verbal form without the prior written consent of the Lender.

BioAmber Financing Proposal

We appreciate the opportunity to present this proposal and look forward to establishing a long-term strategic relationship with you and BioAmber.

Sincerely,

Bradley B. Pritchard

Managing Director, Cleantech Group

Hercules Technology Growth Capital, Inc.

Please indicate Option A ☐ or Option B ☒.

AGREED AND ACCEPTED this 6 day of May 2013.

BioAmber, Inc.

By:	/s/ Andrew P. Ashworth
Name:	ANDREW P. ASHWORTH
Title:	CHIEF FINANCIAL OFFICER

The information contained herein is confidential and may not be released by you or your representative in written or verbal form without the prior written consent of the Lender.